Exhibit 21.1

Subsidiaries of the Company

Legal Name	Jurisdiction of Organization
TESARO Securities Corporation*	Massachusetts
TESARO UK Limited*	United Kingdom
TESARO Development, Ltd.*	Bermuda
TESARO Bio GmbH*	Switzerland
TESARO Bio Germany GmbH*	Germany
TESARO Bio Italy S.r.l.*	Italy
TESARO Bio France SAS*	France
TESARO Bio Spain, S.L.*	Spain
TESARO Bio Netherlands B.V.*	Netherlands
TESARO Bio Sweden AB*	Sweden
TESARO Bio Austria GmbH*	Austria

*The above named subsidiary does business only under its legal name.